EXHIBIT 23.2




                    Consent of Independent Auditors


We consent to the incorporation by reference in Post-Effective Amendment Number 6 to Registration Statement Number 2-54429 on Form S-8, Post-Effective Amendment Number 9 to Registration Statement Number 2-42388 on Form S-8, Registration Statement Number 33-23709 on Form S-8, Registration Statement Number 33-23710 on Form S-8, Registration Statement Number 33-54176 on Form S-8, Registration Statement Number 33-64729 on Form S-8, Registration Statement Number 33-64731 on Form S-8 and Registration Statement Number 333-42915 on Form S-8, of our report dated January 30, 1996, with respect to the consolidated financial statements and schedule of A.T.Cross Company as of December 31, 1995, and for the year then ended, included in the Annual Report (Form 10-K) for the year ended December 31, 1997.



                                 ERNST & YOUNG LLP
                                 ERNST & YOUNG LLP


Providence, Rhode Island
March 23, 1998